Exhibit 99.1

For Immediate Release

March 9, 2009

Microsoft Adds New Board Member and Declares Quarterly Dividend

Maria Klawe, Ph.D., leading computer scientist and educator, to join board; dividend of $0.13 per share payable in June.

REDMOND, Wash. — March 9, 2009 — Microsoft Corp. today announced that Maria Klawe, Ph.D., president of Harvey Mudd College, was appointed to the company’s board of directors, returning the board’s size to 10 members. The company also announced that the board of directors declared a quarterly dividend of $0.13 per share. The dividend is payable June 18, 2009, to shareholders of record on May 21, 2009. The ex-dividend date will be May 19, 2009.

“Maria has made significant research contributions to computer science and mathematics, and we are very fortunate to have her join Microsoft’s board of directors,” said Bill Gates, Microsoft chairman. “In particular, I think her close connection to university students and the way they shape computing trends will bring an important perspective to the board.”

Klawe has been president of Harvey Mudd College — a highly regarded private liberal arts college in Claremont, Calif., that focuses on engineering, science, and mathematics — since 2006. Before joining Harvey Mudd College, she served as dean of engineering and a professor of computer science at Princeton University from 2003 to 2006, and held several positions at the University of British Columbia from 1988 to 2002 including dean of science, vice president of student and academic services, and head of the Department of Computer Science. She also worked at IBM Research in California for eight years, and held academic positions at the University of Toronto and Oakland University.

“Through her strategic planning work at Harvey Mudd College, Princeton and elsewhere, Maria has demonstrated the kind of long-term vision and focus that we were looking to add to the board,” said Steve Ballmer, Microsoft CEO. “In addition, there’s no doubt that she brings a solid grasp of the technologies that will be important to Microsoft’s future growth opportunities.”

“Computing, and the role it plays in people’s lives, is on the verge of an incredible transformation,” Klawe said. “Microsoft plays a unique role in shaping the impact that technology has on society, and I’m excited to join Microsoft’s board at this point in computing history.”

Klawe was the first woman to serve on the board of the Computing Research Association and she co-founded CRA-W, the highly successful Committee on the Status of Women. She has served on the board of the Anita Borg Institute for Women and Technology since its inception and as chair from 2003–2008. From 1997–2002 she held the IBM-NSERC Chair for Women in Science and Engineering for British Columbia and the Yukon, and led several research studies and projects related to increasing the participation of women in computing.

“The underrepresentation of women in the fields of science and engineering is one of the critical issues facing the computing industry,” Klawe said. “Microsoft has been active and focused in helping to address this challenge, and I’m looking forward to helping the company continue to make progress on this important issue.”

Klawe is also a past president of the Association of Computing Machinery (ACM), a trustee of the Mathematical Sciences Research Institute in Berkeley, Calif., and a member of the board of Math for America. She is a fellow of ACM and the Canadian Information Processing Society and the recipient of numerous awards including the Computing Research Association’s Nico Habermann Award. Klawe holds several honorary doctorate degrees in the areas of science and mathematics. She received her Ph.D. and bachelor of science in mathematics from the University of Alberta.

Klawe has made significant research contributions in several areas of mathematics and computer science including functional analysis, discrete mathematics, theoretical computer science, and the design and use of interactive multimedia for mathematics education. Her current research interests include discrete mathematics, serious games and assistive technologies.

In addition to Klawe, Microsoft’s board of directors consists of Bill Gates, Microsoft chairman; Steve Ballmer, Microsoft CEO; James I. Cash Jr., Ph.D., James E. Robison professor and senior associate dean emeritus of Harvard Business School; Dina Dublon, former chief financial officer of JPMorgan Chase; Raymond V. Gilmartin, former chairman, president and CEO of Merck & Co. Inc.; Reed Hastings, founder, chairman and CEO of Netflix Inc.; David F. Marquardt, general partner at August Capital; Charles H. Noski, former vice chairman of AT&T Corp.; and Dr. Helmut Panke, former chairman of the board of management at BMW AG.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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